Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE

DUPONT FABROS TECHNOLOGY, INC. ANNOUNCES
PLAN TO MARKET NJ1 DATA CENTER FACILITY
WASHINGTON, D.C. - Jan. 5, 2016 - DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that it plans to market its NJ1 data center facility for sale.
“DFT’s recently presented strategic plan details our focus on wholesale data center development and operations in targeted markets,” said Chris Eldredge, DFT’s president and CEO. “NJ1 is a first-class data center and we have developed many valuable customer relationships during our ownership. NJ1’s location is best suited, however, for more retail-oriented operations. Our plan to exit the New Jersey market with the sale of this property will allow redeployment of capital in target markets that match our objectives for growth and profitability. We will continue to provide NJ1’s customers with the data center solutions that they have come to expect while we look for a buyer who can take advantage of the opportunities offered by this premier facility.”
NJ1, located in Piscataway, New Jersey, is an approximately 360,000 gross square foot facility that is comprised of two phases. NJ1 Phase I contains approximately 88,000 square feet of raised floor area, and has 18.2 megawatts of critical load power available for use by customers. NJ1 Phase II is available for future development. The Company has leased 52% of the available critical load power and 70% of the available raised floor area in NJ1 Phase I.
As of result of implementing this marketing plan, the Company expects to incur a fourth quarter 2015 impairment charge between $115 million and $135 million. This charge will lower the book value of NJ1 to its estimated fair value. Although this charge will lower earnings per share by $1.41 to $1.66, it will not impact Funds from Operations per share, Normalized Funds from Operations per share or Adjusted Funds from Operations per share.
DFT plans to use any funds generated from the sale of NJ1 to partially fund its expansion into the new markets contemplated by its strategic plan, specifically Toronto, Portland, Oregon or Phoenix, Arizona.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenant wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission-critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s 12 data centers are located in four major U.S. markets, which total 3 million gross square feet and 266 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, D.C. For more information, please visit www.dft.com
Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected charges against net income and planned use of funds. The matters described in these forward-looking statements include expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We face many risks that could cause our actual performance to differ materially from the results contemplated by our forward-looking statements, including, without limitation, risks related to the marketing and sale of a data center facility and other real property, including the demand for such assets, and risks commonly associated with wholesale data center providers entering new geographic markets, including those related to the construction and development of new facilities (including delays and/or cost increases associated with the completion of new developments) and those related to obtaining required permits and compliance with permitting, zoning, land-use and environmental requirements. The periodic reports that we file with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2014 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015, contain detailed descriptions of these and many other risks to which we are subject.  These reports are available on our website at www.dft.com. Because of the risks described above and other unknown risks, our actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by our forward-looking statements.  The information set forth in this news release represents our expectations and intentions only as of the date of this press release.  We assume no responsibility to issue updates to the contents of this press release.

For Additional Information:

Jeffrey H. Foster Chief Financial Officer +1 (202) 478-2333	Christopher Warnke Manager, Investor Relations +1 (202) 478-2330